Exhibit a.5

GRAND PRIX FUNDS, INC.

Articles of Amendment

Grand Prix Funds, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  All of the issued and unissued shares of common stock of the Corporation currently designated as Class A and Class C shares, respectively, of the Super Core Fund are hereby redesignated as Class A and Class C shares, respectively, of the Grand Prix MidCap Fund.

SECOND:  The foregoing amendment to the Corporation’s Articles of Incorporation (the “Amendment”) was approved by a majority of the entire Board of Directors of the Corporation on February 25, 2005.

THIRD:  The Amendment is limited to changes expressly permitted by Section 2-605 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH:  These Articles of Amendment will become effective at 12:01 a.m. on February 28, 2005.

IN WITNESS WHEREOF, Grand Prix Funds, Inc. has caused these Articles of Amendment to be signed as of the ____ day of February, 2005 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of the Articles of Amendment are true in all material respects and that this statement is made under penalties of perjury.

Witness:	Grand Prix Funds, Inc.

Robert Zuccaro
President